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EX-99 B. 9.


October 10, 2002


Board of Directors
First MetLife Investors Insurance Company
One Madison Avenue
New York, NY 10010

Re:  Opinion of Counsel - First MetLife Investors Variable Annuity Account One
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Gentlemen:

I am an attorney and General Counsel to First MetLife Investors Insurance Company. You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Pre-Effective Amendment No. 1 to a Registration Statement on Form N-4 for the Fixed and Variable Annuity Contracts (the "Contracts") to be issued by First MetLife Investors Insurance Company and its separate account, First MetLife Investors Variable Annuity Account One.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

I am of the following opinions:

1. First MetLife Investors Variable Annuity Account One is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued and binding contractual obligation of First MetLife Investors Insurance Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

I consent to the reference to me under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

/s/ Richard C. Pearson
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       Richard C. Pearson
       General Counsel